V2 Capital, LLC and its related companies

Investment Adviser
Code of Ethics

This Code of Ethics (“Code”) has been adopted by V2 Capital, LLC and its related companies (the “Adviser”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”).  The Code establishes rules of conduct for Access Persons and is designed to, among other things: govern personal securities trading activities in the accounts of Access Persons (defined below), their immediate family/household accounts and accounts in which an Access Person has a beneficial interest. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct and provides procedures to prevent such violations of the Code. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each Access Person.  Access Persons are urged to seek the advice of the Chief Compliance Officer of the Adviser (the “CCO”), for any questions about the Code or the application of the Code to their individual circumstances. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Access Persons.  Access Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with the Adviser (see Reporting Violations and Sanctions).

Recognizing the importance of maintaining the firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Adviser requires that an Access Person advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. The Adviser will maintain such information on a confidential basis.  In meeting its fiduciary responsibilities to its clients, the Adviser expects every Access Person to demonstrate the highest standards of ethical conduct. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with the Adviser. The Adviser’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.

The Adviser has adopted the following principles governing personal investment activities by Access Persons:

●	The interests of client accounts will at all times be placed first;
●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
●	Access Persons must not take inappropriate advantage of their positions.

Pursuant to Section 206 of the Advisers Act and Rule 17j-1 under the 1940 Act, the Adviser and its Access Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Adviser has an affirmative duty of utmost good faith to act solely in the best interest of its clients.  No Access Person is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client:

a.	To employ any device, scheme or artifice to defraud a client;
b.
To make any untrue statement of a material fact to any of the Adviser’s clients or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

c.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
d.	To engage in any manipulative practice with respect to a client.

The CCO will periodically report to senior management and the board of directors of the Adviser to document compliance with this Code.  The CCO will also provide an annual report to the Board of Trustees/Directors of any registered investment companies advised by the Adviser, that addresses the following:

a.	Describes any issues that have arisen since the last report (including violations and sanctions); and

b.	Certifies adoption of procedures reasonably necessary to prevent Access Persons from violating the Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

●	"1933 Act" means the Securities Act of 1933, as amended.

●	"1934 Act" means the Securities Exchange Act of 1934, as amended.

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"Access Person" means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

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"Account" means accounts of any Access Person and includes accounts of the Access Person’s immediate family members (any relative by blood or marriage living in the Access Person’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Access Person has a beneficial interest, controls or exercises investment discretion.

●	"Advisers Act" means the Investment Advisers Act of 1940, as amended.

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"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (of from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

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"Beneficial interest" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

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"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

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"Initial public offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

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"Inside information" means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available,

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"Insider" is broadly defined as it applies to the Adviser’s Insider Trading policy and procedures and includes its officers, directors and employees. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of the company's affairs and, as a result, are given access to information solely for the Adviser' purposes. A temporary insider can include, among others, V2 Capital, LLC and its related companies' attorneys, accountants, consultants, and the employees of such organizations. Furthermore, the Adviser may become a temporary insider of a client it advises or for which it performs other services. If a client expects the Adviser to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Adviserwill be considered an insider.

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"Insider trading" is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an "insider") or to the communication of material, non-public information to others.

"Investment person" means a supervised person of the Adviser who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager's decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls V2 Capital,LLC and its related companies and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.

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"Investment-related" means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker- dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

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"Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

●	"Private fund" means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for section 3(c)(1) or 3(c)(7) of that Act.

●	"Registered fund" means an investment company registered under the Investment Company Act.

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"Reportable fund" means any registered investment company, i.e., mutual fund, for which the Adviser, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

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"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless the Adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless the Adviser or a control affiliate acts as the  investment adviser or principal underwriter for the fund; and(vi) 529 Plans, unless the Adviser or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

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"Supervised person" means any directors, officers and partners of the Adviser (or other persons occupying a similar status or performing similar functions); employees of the Adviser; and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

Pre-Clearance Required for Participation in IPOs

No Access Person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did  not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No Access Person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Compliance Procedures

1.	Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person had any direct or indirect beneficial interest ownership when the person becomes an employee;

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The name of any broker, dealer or bank, account name, number and location with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the employee; and

●	The date that the report is submitted by the employee.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an employee.

2.	Annual Holdings Report

Every Access Person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Monthly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar month, file a month transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the Access Person had any direct or indirect beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and  the principal amount (if applicable) of each covered security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●	The price of the reportable security at which the transaction was effected;
●	The name of the broker, dealer or bank with or through whom the transaction was effected; and
●	The date the report is submitted by the Access Person.

Every Access Person should assist the CCO or his or her designee in the filing of paperwork to facilitate the CCO's or his or her designee's receipt of duplicate statements for covered accounts. The CCO or his or her designee will request duplicate statements for covered accounts. Duplicate statements must be received by the CCO no less than once every quarter.

4.	Exempt Transactions

An Access Person need not submit a report with respect to:

●	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
●	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;
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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that the Adviser holds in its records so long as the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

●	Any transaction or holding report if the Adviser has only one employee, so long as the Adviser maintains records of the information otherwise required to be reported.

5.	Monitoring and Review of Personal Securities Transactions

The CCO, or such other individual(s) designated in this Code, will monitor and review all  reports required under the Code for compliance with the Adviser’s policies regarding personal securities transactions and applicable SEC rules and regulations.  The CCO may also initiate inquiries of Access Persons regarding personal securities trading.  Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed the Adviser.  Any transactions for any accounts of the CCO will be reviewed and approved by the President of the Adviser, or other designated supervisory person. The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations.

6.	Education

As appropriate, the Adviser will provide employees with periodic training regarding its Code of Ethics and related issues to remind employees of their obligations, and amendments and regulatory changes.

7.	General Sanction Guidelines

It should be emphasized that all required filings and reports under the Code of Ethics shall be monitored by the CCO or such other individual(s) designated by the CCO. The CCO will receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing the Adviser to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Reporting Violations and Sanctions

All Access Persons shall promptly report to the CCO or his designee.  Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code.  When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management of the Adviser shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the Access Person’s employment with the Adviser.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any Code of Ethics adopted by the Adviser pursuant to Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1 which is or has been in effect during the past five years;
●	A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of the Adviser;

●	A copy of each report made pursuant to Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1, including any brokerage confirmations and account statements made in lieu of these reports;
●	A list of all persons who are, or within the preceding five years have been, access persons;
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A record of any decision and reasons supporting such decision to approve an Access Person’s acquisition or sale of any securities within the past five years after the end of the fiscal year in which such approval is granted.